UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 28, 2011

FNB UNITED CORP.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-13823	56-1456589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Fayetteville Street, Asheboro, North Carolina		27203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (336) 626-8300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On February 28, 2011, CommunityONE Bank, National Association, the bank subsidiary of FNB United Corp., entered into and consummated a conversion agreement with SunTrust Bank, pursuant to which $5,000,000 of the outstanding principal amount of the $7.5 million subordinated term loan from SunTrust to CommunityONE Bank evidenced by the amended and restated subordinated note due 2015 made by CommunityONE Bank and dated December 30, 2010, was converted into 5,000,000 shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock, par value $1.00 per share, of CommunityONE Bank. The preferred stock carries an 8% dividend rate and is includable in the bank’s tangible equity for regulatory capital purposes.

The remaining $2.5 million of subordinated debt owed by CommunityONE Bank to SunTrust was ratified and confirmed but with interest being payable monthly rather than quarterly beginning on March 31, 2011. Immediately prior to the conversion, CommunityONE Bank paid the interest accrued and unpaid to February 28, 2011 on the subordinated debt. It will be an event of default under the SunTrust subordinated note if FNB United does not raise at least $300 million through the issuance of equity securities by July 31, 2011.

The foregoing description of the conversion agreement is qualified in its entirety by reference to the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

10.1	Conversion Agreement, dated as of February 28, 2011, by and among SunTrust Bank, CommunityONE Bank, National Association, and, for purposes of Sections 9 and 10 only, FNB United Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB UNITED CORP.

Date: March 3, 2011	By	/s/ R. Larry Campbell
R. Larry Campbell
President